US Precious Metals Inc. Announces Independent Technical Report for La Sabilia Property

US Precious Metals Inc. (USPR) announces it has received a technical report from Applied Minerals, Thompson Falls, Montana. The report is entitled “La Sabila Precious & Base Metals Deposit Project Report.” Mr. Michael J. Floersch is the Qualified Person (QP) responsible for the report.

This 40 page report describes the history of our Michoacan, Mexico property as well as geology and geologic history of its mineralization. It discusses in detail the resource estimate based upon the 2015 drilling campaign which primarily focused on The Main Zone and areas surrounding the Main Zone. It also incorporates the previous drilling campaigns of 2008 and 2010 (a total of 11,300 meters of core was drilled in these three campaigns) along with other historical data. The Report further summarizes ten mineralized zones recognized in the 2200 meter (1.367 mile) strike length.

The Report calculates indicated resources for the drilled acreage by zone and reports the following Total Indicated Resource:

Indicated Mineralized Material: 6,283,500 tonnes

Au (Gold) Indicated Resource: 954,957.91 troy ounces

Ag (Silver) Indicated Resource: 4,651,690.38 troy ounces

Cu (Copper) Indicated Resource: 68,680 tonnes

The above tonnage and resource amounts have been determined in accordance with NI 43-101 standards.

This indicated resources encompass less than 1% of USPR’s 37,316 acre property.

The Report concludes: “La Sabila deposit is a copper, silver, gold deposit within a dolomitic quartz sulfide stockwork and hosted in shallow marine black shale siltstone sedimentary unit of Cretaceous age. A volcanogenic massive sulfide origin has been suggested by several geologists although not confirmed at this time by academic studies. The system is a minimum of 2200 meters in length and lies adjacent a reverse fault that creates a northeasterly trending valley. However, at this time in the exploration, the system is open to the north and south. It is worth pointing out that USPR has explored less than 1% of the entire concession; further exploration in targeted areas will lead to other strike zones and areas”.

The Report also states: “It is the opinion of the author the project merits continued exploration and drilling. Due to the success of the 2015 drilling campaign the project is reclassified as a mid-level exploration project and pre-development planning should begin.”

The Technical Report can be read in its entirety at http://www.usprgold.com/exploration/2015-la-sabilia-technical-report.

John Gildea, CEO of USPR stated; “We are thrilled to announce the results of this Technical Report. I want to thank all of our employees and loyal shareholders that have helped us reach this momentous milestone. Now that the Report is complete, I would expect further milestones of our business plan to occur at a more accelerated pace. We are currently in the planning stage to commence an additional 5,000 meter drilling campaign, along with other exploration efforts, early in 2016 to expand upon these results. I will keep our shareholders apprised of all developments as they occur.”

Cautionary Note to Investors Regarding Estimates of Indicated Resources

This press release uses the term "Indicated Resources”. We advise investors that this term is not recognized by the United States Securities and Exchange Commission (the "SEC"). The estimation of Indicated Resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. Mineral resources are not mineral reserves, and investors are cautioned not to assume that indicated mineral resources will be converted into reserves. Investors are urged to consider closely the disclosures in our Form 10-K and other SEC filings.

About USPR

US Precious Metals, Inc. is a mid level exploration company engaged in the acquisition, exploration and development of mineral properties. The Company focuses on gold, silver and copper primarily located in the State of Michoacán, Mexico, owning exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights, www.usprgold.com.

This press release may contain certain "forward-looking statements" relating to the business of U.S. Precious Metals, Inc. and its subsidiary. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects", "intended" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investment & Company Information

Steve Chizzik

Investor relations

The Verrazano Group, LLC

+1(973) 232 5132

steve@theverrazanogroup.com